Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Auditors” and “Financial Highlights” in the Prospectus and “Accountants and Legal Counsel” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated May 30, 2012, with respect to the financial statements of Morgan Creek Global Equity Long/Short Institutional Fund as of March 31, 2012 and for the period from October 3, 2011 (Commencement of Operations) through March 31, 2012, in Post-effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-169083).

Raleigh, North Carolina
July 26, 2012